July 25, 1996                                     (202) 274-2000

Board of Directors
First Mutual Bancorp, Inc.
135 East Main Street
Decatur, Illinois  62523

         Re:  First Mutual Bancorp, Inc.
              Registration Statement on Form S-8

Gentlemen:

    You have requested the opinion of this firm as to certain matters in connection with the offer and sale of Fisrt Mutual Bancorp, Inc. (the "Company") common stock, par value $.10 per share (the "Common Stock") pursuant to the First Mutual Bancorp, Inc. 1996 Stock Option Plan ( the "Plan"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-8 (the "Form S-8"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

    Based on the foregoing, we are of the following opinion:

    Upon the effectiveness of the Form S-8, the Common Stock, when sold in connection with the exercise of options granted pursuant to the Plan, will be legally issued, fully paid and non-assessable.

    This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form
S-8, and should not be used for any other purpose or relied upon by any other person without the prior written consent of this firm.
We consent to this reference to our opinion in the Form S-8.

                                           Very truly yours,



                            LUSE LEHMAN GORMAN POMERENK & SCHICK
                                 A Professional Corporation